                                                                                                                        Exhibit 99.1

macy's inc.

Contacts:

Media - Jim Sluzewski

   513/579-7764

Investor – Matt Stautberg

   513/579-7780

FOR IMMEDIATE RELEASE

MACY’S, INC. SAME-STORE SALES UP 4.1% IN JULY

CINCINNATI, Ohio, August 2, 2012 – Macy's, Inc. today reported total sales of $1.693 billion for the four weeks ended July 28, 2012, an increase of 5.1 percent compared with total sales of $1.611  billion in the four weeks ended July 30, 2011. On a same-store basis, Macy's, Inc. sales were up 4.1 percent in July 2012 as compared to July 2011.

“We ended the first half of 2012 with strong sales in July. Despite some challenges from a sluggish macroeconomic environment and a temporary disruption of sales from the remodeling project at our Herald Square flagship store in New York City, the spring season met our expectations,” said Terry J. Lundgren, chairman, president and chief executive officer of Macy's, Inc. “Going into the fall and approaching the holidays, we continue to focus on crisp execution of our core strategies – My Macy's merchandise localization; Omnichannel integration of stores, online and mobile; and enhanced customer engagement through MAGIC Selling. We believe we will continue to gain market share by delivering fresh fashion, quality merchandise and great value for our customers.”

For the second quarter of 2012, the company's total sales were $6.119 billion, up 3.0 percent from total sales of $5.939 billion in the same 13-week period last year. On a same-store basis, Macy's, Inc.'s second quarter sales were up 3.0 percent.

For the year to date, Macy's, Inc.'s sales totaled $12.262 billion, up 3.7 percent from total sales of $11.828 billion in the first 26 weeks of 2011. On a same-store basis, Macy's, Inc.'s year-to-date sales were up 3.7 percent.

Online sales (macys.com and bloomingdales.com combined) were up 35.1 percent in July, 36.1 percent in the second quarter and 34.8 percent year-to-date in 2012 compared to 2011. Online sales positively affected the company's same-store sales by 1.7 percentage points in the second quarter and 1.6 percentage points in the year to date. Online sales are included in the same-store sales calculation for Macy's, Inc.

Macy's, Inc. is slated to report its second quarter earnings on Wednesday, Aug. 8, and will webcast a call with financial analysts and investors that day at 10:30 a.m. (ET). Macy's, Inc.'s webcast is accessible to the media and general public via the company's website at www.macysinc.com. Analysts and investors may call in on 1-888-812-8534, passcode 6437675. A replay of the conference call can be accessed on the website or by calling 1-888-203-1112 (same passcode) about two hours after the conclusion of the call.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2011 sales of $26.4 billion. The company operates about 840 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's and Bloomingdale's, as well as the macys.com and bloomingdales.com websites. The company also operates nine Bloomingdale's Outlet stores.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers' outlets, the Internet, mail-order catalogs and television shopping and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

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(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom).